Exhibit 99.1

MediaMiser, an Innodata Company, Acquires Agility to Deliver Enhanced Media Intelligence Solutions for the Global PR Industry

Acquisition of Agility from PR Newswire gives MediaMiser a stronger footprint in the US and UK markets

NEW YORK – July 14, 2016 – INNODATA INC. (NASDAQ: INOD) today announced that its MediaMiser subsidiary (https://www.mediamiser.com) has purchased Agility from PR Newswire. MediaMiser is a leading provider of media monitoring and analysis software and services. Agility is a leading global media contact database and media monitoring platform that helps customers target key influencers, amplify content and measure impact.

MediaMiser acquired Agility to foster growth in North America and Europe by bolstering MediaMiser’s media intelligence solutions and media databases, improving its media outreach capabilities, and delivering stronger, more data-powered media intelligence to clients. With the acquisition of Agility, MediaMiser is now one of only a handful of companies able to offer a global media contact dataset with integrated workflows for distribution, monitoring and measurement.

Jack Abuhoff, Innodata’s Chairman and CEO, said, “We will be offering the best of MediaMiser and Agility services to our combined customer base. Our existing MediaMiser customers will soon have access to Agility’s truly global database of social media bloggers, influencers and journalists, important for amplifying messaging in a world that increasingly knows no boundaries. Current Agility customers, meanwhile, will gain access to MediaMiser’s enterprise-level data insight tools and analysis services, which have contributed to MediaMiser enjoying one of the highest client renewal and retention rates in the media intelligence industry.

“In addition, we will be expanding and deepening the Agility database using Innodata’s database augmentation technology and research teams – the same technology and teams utilized by many of the world’s leading information companies to build the world’s best databases.”

“The media monitoring industry is experiencing rapid change amid ongoing digital media expansion. MediaMiser has been keen to capitalize on industry developments with smart additions and expansions to our portfolio,” said Chris Morrison, President of MediaMiser. “Agility is an excellent product with an extensive global media contact database and a strong reputation in the marketplace. We’re pleased to bring Agility into MediaMiser’s integrated offering.”

The acquisition brings to MediaMiser more than 1,500 Agility customers and approximately 50 employees in the US and the UK. Agility had approximately $5 million in revenues in 2015.

For additional information see the Report on Form 8-K to be filed by Innodata Inc. with the Securities and Exchange Commission with respect to the acquisition.

To schedule an interview with Jack Abuhoff, CEO of Innodata or Chris Morrison, President of MediaMiser, please contact Vanessa Horwell at vhorwell@thinkinkpr.com in the UK or Nikkia Griffin at ngriffin@thinkinkpr.com in the US. For more information, please visit www.mediamiser.com or www.agilitypr.com.

About Innodata

Innodata (NASDAQ: INOD) is a global digital services and solutions company. Innodata’s technology and services power leading information products and online retail destinations around the world. Innodata’s solutions help prestigious enterprises harness the power of digital data to re-imagine how they operate and drive performance. Innodata serves publishers, media and information companies, digital retailers, banks, insurance companies, government agencies and many other industries.

Founded in 1988, Innodata comprises a team of 5,000 diverse people in 8 countries who are dedicated to delivering services and solutions that help the world’s businesses make better decisions.

Recent Innodata honors include EContent Magazine’s EContent 100, KMWorld Magazine’s 100 Companies That Matter in Knowledge Management, the International Association of Outsourcing Professionals’ (IAOP) Global Outsourcing Top 100, D&B India’s Leading ITeS and BPO Companies and the Black Book of Outsourcing’s Top List of Leading Outsourcing Providers to the Printing and Publishing Business.

About MediaMiser

MediaMiser (https://www.mediamiser.com) is a leading provider of media monitoring and analysis software and managed services. Through innovative web-based and mobile solutions, MediaMiser reduces the time and effort it takes to gather, analyze and distribute valuable business intelligence extracted from traditional and social media sources. For organizations that prefer to outsource, MediaMiser provides detailed analysis reports and daily media briefings through an expert professional services team.

Forward Looking Statement

This release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “project,” “head start,” "believe," "expect," “should,” "anticipate," "indicate," "point to," “forecast,” “likely,” “goals,” “optimistic,” “foster” and other similar expressions generally identify forward-looking statements, which speak only as of their dates.

These forward-looking statements are based largely on our current expectations and are subject to a number of risks and uncertainties, including without limitation, that contracts may be terminated by clients; projected or committed volumes of work may not materialize; our Innodata Advanced Data Solutions (“IADS”) segment is a venture formed in 2011 with minimal revenue to date, that has incurred losses since inception and has recorded impairment charges for all of its fixed assets; we currently intend to continue to invest in IADS; the primarily at-will nature of contracts with our Content Services clients and the ability of these clients to reduce, delay or cancel projects; continuing Content Services segment revenue concentration in a limited number of clients; continuing Content Services segment reliance on project-based work; inability to replace projects that are completed, canceled or reduced; difficulty in integrating and deriving synergies from acquisitions, joint venture and strategic investments; potential undiscovered liabilities of companies that we may acquire; depressed market conditions; changes in external market factors; the ability and willingness of our clients and prospective clients to execute business plans which give rise to requirements for our services; changes in our business or growth strategy; the emergence of new or growing competitors; various other competitive and technological factors; and other risks and uncertainties indicated from time to time in our filings with the Securities and Exchange Commission.

Our actual results could differ materially from the results referred to in the forward-looking statements. In light of these risks and uncertainties, there can be no assurance that the results referred to in the forward-looking statements will occur.

We undertake no obligation to update or review any guidance or other forward-looking information, whether as a result of new information, future developments or otherwise.

Media Contacts:

Vanessa Horwell, ThinkInk

vhorwell@thinkinkpr.com

+44.203.372.4809

Nikkia Griffin, ThinkInk

ngriffin@thinkinkpr.com

+1.305.749.5342 x239

Company Contacts:

Jim Donnelly

jim.donnelly@mediamiser.com

(613) 232-7797 x117

Raj Jain

rjain@innodata.com

(201) 371-8024